Exhibit 5.1

November 19, 2025

Brookfield Infrastructure Corporation
250 Vesey Street, 15th Floor

New York, NY 10281-1023

Ladies and Gentlemen:

We have acted as British Columbia legal counsel to Brookfield Infrastructure Corporation, a corporation existing under the laws of the Province of British Columbia (the “Corporation”), in connection with the sale by the Corporation of up to US$400,000,000 of class A exchangeable subordinate voting shares (“Offered Shares”) of the Corporation pursuant to an equity distribution agreement dated November 19, 2025 (the “EDA”) among the Corporation, Brookfield Infrastructure Partners L.P. (“BIP”), RBC Dominion Securities Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Scotia Capital Inc. The Offered Shares may be offered and sold in “at-the-market” distributions” as defined in National Instrument 44-102 – Shelf Distributions.

The Corporation and BIP filed a joint Registration Statement on Form F-3 (File Nos. 333-278738 and 333-278738-01) with the Securities and Exchange Commission (the “Commission”) on April 16, 2024 (as amended on May 24, 2024, January 29, 2025 and April 15, 2025, and declared effective on April 24, 2025). The Registration Statement contains the base prospectus as supplemented by the prospectus supplement dated as of November 19, 2025 and filed with the Commission on November 19, 2025 (the “Prospectus”), pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

We are solicitors qualified to practice law in the Province of British Columbia and we do not purport to be experts on the law of any other jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the EDA. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Corporation. In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

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Based upon the foregoing, and subject to the foregoing qualifications, assumptions and limitations, we are of the opinion that the Offered Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms set forth in the EDA will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McMillan LLP